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 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE (UNAUDITED)

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                                                                          Three Months Ended
                                                                              November 30,
                                                                      1996                      1995
                                                                    ----------------------------------
                                                                        (Amounts in thousands,
                                                                        except per share data)
Earnings per share:
  Average shares outstanding                                         11,309                    11,293
  Net effect of dilutive stock
   options--based on the
   treasury stock method
   using average market price                                             4                        15
                                                                    -------                   -------
                Total                                                11,313                    11,308
                                                                    =======                   =======


  Net income                                                        $   584                   $ 2,771
                                                                    =======                   =======

  Per share data:
  Net income                                                        $  0.05                   $  0.25
                                                                    =======                   =======



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                                   EXHIBIT 11